Exhibit 99.1

Orient Paper Announces RMB 190 Million Acquisition of Corrugating Medium Paper Production Line

Adds 360,000 tons of annual corrugating medium paper production capacity

Press Release Source: Orient Paper, Inc. On Monday April 12, 2010, 8:00 am EDT

BAODING, China, April 12 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (Amex:ONP.a - News) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced that on April 9, 2010, the Company entered into a definitive equipment purchase agreement ("the Agreement") with Henan Qinyang First Paper Machine Limited ("Qinyang Paper Machine") to purchase a corrugating medium paper production line with an annual production capacity of 360,000 tons for RMB 190.0 million (approximately $27.8 million).

According to the Agreement, Qinyang Paper Machine will be responsible for complete installation of the new production line within the next six months. Orient Paper had signed a Letter of Intent with Qinyang Paper Machine on March 15, 2010 and made a refundable deposit of RMB 38.0 million (approximately $5.6 million), which is about 20% of the total purchase price. With the signing of the Agreement, the deposit has been applied toward the first installment of the total purchase price. The remainder of the payment will be made in additional installments in commensuration with the progress made on equipment installation. Orient Paper expects to begin trial production in the beginning of the fourth quarter of 2010. Upon successful completion of the trial production at the end of 2010, Orient Paper plans to begin large scale production of corrugating medium paper on its newly added production line and achieve a utilization rate of approximately 70% in fiscal year 2011.

"With the additional 360,000 tons of corrugating medium paper production capacity, we are set to expand our market share in northern China's rapidly growing paper industry," said Mr. Zhenyong Liu, Chairman and Chief Executive Officer. "The newly acquired production line will increase our total production capacity from the existing 280,000 tons to reach 640,000 tons by 2011. Corrugating medium paper production capacity is expected to increase over 200%. The continued progress and development of our regional economy and the domestic consumer and packaging industries have resulted in robust demand for corrugating medium paper products. We believe the additional capacity will enable us to better serve the growing demand for corrugating medium paper contributing to our future revenue growth and profitability."

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, writing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com .

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

    For more information, please contact:

    CCG Investor Relations
    Athan Dounis, Account Manager
    Tel:   +1-646-213-1916
    Email: athan.dounis@ccgir.com

    Orient Paper, Inc.
    Winston Yen, CFO
    Tel:   +1-562-818-3817 (Los Angeles)
    Email: info@orientalpapercorporation.com